Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of our reports dated April 9, 2010 relating to the consolidated balance sheets of Tommy Hilfiger B.V. as of March 31, 2009, March 31, 2008 and March 31, 2007, and the related consolidated income statements, statements of changes in equity and cash flow statements for the years then ended, which appear in PVH Corp.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 13, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers Accountants N.V.

Amsterdam, The Netherlands

January 4, 2013

/s/ Michael de Ridder RA